Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FOURTH QUARTER

AND FULL YEAR 2020 RESULTS

Strong Conclusion to Challenging Year; Well-Positioned for Long-Term Success

Fourth Quarter 2020 Highlights:

•	Produced Net Sales of $158.2 Million

•	Gross Profit Margin increased by approximately 130 basis points over fourth quarter last year

•	Net Income of $18.2 million increased 57% compared to fourth quarter 2019

•	Adjusted EBITDA was $33.2 million, compared to $29.9 million in 4Q19 and Adjusted EBITDA margin increased by approximately 230 basis points Announced quarterly dividend increase to $0.285 per share for 2021 first quarter

February 22, 2021 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“We are pleased with how our team stepped up and performed, driving strong fourth quarter results to end what was a challenging year for many reasons,” explained Bob McCormick, President and CEO. “Today, we are realistic regarding both the unpredictable economic environment and potential for additional pandemic disruption, and remain optimistic about the potential for improved conditions and performance in 2021.”

Consolidated Fourth Quarter 2020 Results

$ in millions (except Margins & EPS)	Q4 2020	Q4 2019
Net Sales	$158.2	$160.3
Gross Profit Margin	30.2%	28.9%

Income from Operations	$27.9	$25.0
Net Income	$18.2	$11.6
Diluted EPS	$0.78	$0.50

Adjusted EBITDA	$33.2	$29.9
Adjusted EBITDA Margin	21.0%	18.7%
Adjusted Net Income	$18.2	$16.7
Adjusted Diluted EPS	$0.78	$0.72

Douglas Dynamics – Fourth Quarter and Full Year 2020

•	Fourth quarter Net Sales were slightly down compared to last year due to supply chain constraints at Work Truck Solutions early in the quarter, somewhat offset by increased sales at Attachments due to strength in early retail activity.

•	Despite lower Net Sales, most other financial metrics improved when compared to fourth quarter 2019 due to early season snowfall in certain core markets positively impacting the Attachments segment and reduced discretionary spending, normalized class 7-8 chassis delivery, and DDMS initiatives positively impacting the Solutions segment.

•	Gross Profit Margin and Adjusted EBITDA margin were 130 basis points and 230 basis points higher for the quarter compared to last year, respectively.

•	Net Income was 57% higher than the corresponding quarter of 2019.

Work Truck Attachments Segment Fourth Quarter 2020 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2020	Q4 2019
Net Sales	$83.0	$79.9
Adjusted EBITDA	$24.0	$21.3
Adjusted EBITDA Margin	28.9%	26.7%

•	Net Sales increased approximately 4% and Adjusted EBITDA increased approximately 13% over the prior year, due primarily to the strong retail activity, early season snowfall in certain core markets positively impacting reorder activity, as well as reduced discretionary spending under our income protection plan despite pandemic-related disruption.

Work Truck Solutions Segment Fourth Quarter 2020 Results

$ in millions (except Adjusted EBITDA Margin)	Q4 2020	Q4 2019
Net Sales	$75.2	$80.4
Adjusted EBITDA	$9.2	$8.6
Adjusted EBITDA Margin	12.2%	10.7%

•	Net Sales declined approximately 6% compared to the prior year, mainly attributable to reduced business activity due to pandemic related disruption in the supply chain.

•	Despite lower net sales for the segment and pandemic-related disruption, Adjusted EBITDA increased by 7% over the prior year, while Adjusted EBITDA Margin increased by 150 basis points due to normalized class 7-8 chassis delivery, reduced discretionary spending and the impact of DDMS.

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Consolidated Full Year 2020 Results

$ in millions (except Margins & EPS)	FY 2020	FY 2019
Net Sales	$480.2	$571.7
Gross Profit Margin	26.7%	29.5%

Income from Operations	$(75.1)	$86.6
Net Income	$(86.6)	$49.2
Diluted EPS	$(3.81)	$2.11

Adjusted EBITDA	$74.9	$108.1
Adjusted EBITDA Margin	15.6%	18.9%
Adjusted Net Income	$27.8	$56.3
Adjusted Diluted EPS	$1.18	$2.42

•	Full year Net Sales decreased by approximately 16% compared to record net sales in 2019 due primarily to lower volumes driven by two consecutive seasons of below average snowfall, inconsistent class 4-6 chassis supply, and pandemic-related disruption.

•	The Company recorded a Net Loss of $86.6 million in 2020, compared to full year Net Income of $49.2 million in 2019, due to an impairment charge of $127.9 million related to the goodwill impairment that was recorded in the second quarter of 2020.

•	Adjusted Net Income for the year was $27.8 million, compared to $56.3 million in the prior year. Adjusted EBITDA was $74.9 million, compared to $108.1 million in the prior year. Both decreases were primarily driven by lower volumes, partially offset by lower discretionary spending.

•	Interest expense increased to $20.2 million, compared to $16.8 million in the prior year due to non-cash mark-to-market and amortization adjustments on an interest rate swap not accounted for as a hedge and higher interest paid on a term loan from the increase in principal balance, slightly offset by lower short-term borrowing on our revolving line of credit.

•	The effective tax rate (benefit) was (12.4%), lower than 21.5% last year due to the impairment of nondeductible goodwill taken in the second quarter.

Work Truck Attachments Segment Full Year 2020 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2020	FY 2019
Net Sales	$252.8	$293.6
Adjusted EBITDA	$62.5	$80.7
Adjusted EBITDA Margin	24.7%	27.5%

•	Net Sales for Work Truck Attachments were $252.8 million for the year, compared to $293.6 million in the prior year. The decrease was primarily driven by below average snowfall for the season ending in March 2020.

•	Adjusted EBITDA for the segment was $62.5 million, compared to $80.7 million during the prior year, lower as a result of the lower volumes.

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Work Truck Solutions Segment Full Year 2020 Results

$ in millions (except Adjusted EBITDA Margin)	FY 2020	FY 2019
Net Sales	$227.3	$278.1
Adjusted EBITDA	$12.4	$27.4
Adjusted EBITDA Margin	5.4%	9.8%

•	Net Sales for Work Truck Solutions were $227.3 million, compared to $278.1 million in the prior year. The decline was primarily due to class 4-6 chassis supply constraints and pandemic related disruption.

•	Adjusted EBITDA declined to $12.4 million from $27.4 million in the prior year due to the lower volumes, slightly offset by lower spending through our income protection plan.

Dividend & Liquidity

•	A quarterly cash dividend of $0.28 per share of the Company's common stock was declared on December 3, 2020, and paid on December 31, 2020, to stockholders of record as of the close of business on December 18, 2020.

•	In addition, the Company’s Board of Directors approved and declared a quarterly cash dividend of $0.285 per share for the first quarter of 2021. The declared dividend will be paid on March 31, 2021 to stockholders of record as of the close of business on March 19, 2021.

•	During the quarter, the Company paid down $30 million in debt.

•	Net Cash Provided by Operating Activities for 2020 decreased to $53.4 million from $77.3 million during 2019. Free Cash Flow for full year 2020 decreased to $38.9 million from $65.8 million for full year 2019; the reduction was mainly driven by lower operating results.

•	Free Cash flow for the full year 2020 was $38.9 million, which well exceeded the dividend paid during 2020 of $25.9 million.

Outlook

McCormick noted, “We are confident we’ll exit the pandemic stronger than we entered it. 2021 will still present challenges, especially in the first half of the year, driven by a number of external factors. If the economic environment and pandemic conditions stabilize and continue to slowly improve, we feel confident we can improve upon our 2020 results and position ourselves to meet our long-term profitable growth objectives.”

The 2021 financial outlook is as follows:

•	Net Sales are expected to be between $505 million and $565 million.

•	Adjusted EBITDA is predicted to range from $75 million to $100 million.

•	Adjusted Earnings Per Share are expected to be in the range of $1.20 per share to $2.00 per share.

•	The effective tax rate is expected to be approximately 25% to 26%.

•	The outlook assumes relatively stable economic conditions and pandemic restrictions, and that Company’s core markets will experience average snowfall levels.

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Earnings Conference Call Information

The Company will host a conference call on Tuesday, February 23, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, pension termination costs, stock-based compensation, certain purchase accounting expenses, impairment charges, expenses related to debt modifications, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock based compensation, pension termination costs, non-cash purchase accounting adjustments, impairment charges, expenses related to debt modifications, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income (Loss) and Net Cash Provided By (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

With respect to the Company’s 2021 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2019 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2020	2019
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,030	$35,665
Accounts receivable, net	83,195	87,871
Inventories	79,482	77,942
Inventories - truck chassis floor plan	8,146	6,539
Prepaid and other current assets	5,334	3,511
Total current assets	217,187	211,528

Property, plant, and equipment, net	64,320	58,444
Goodwill	113,134	241,006
Other intangible assets, net	152,791	163,722
Operating lease - right of use asset	21,441	22,557
Non-qualified benefit plan assets	9,041	7,270
Other long-term assets	1,288	1,168
Total assets	$579,202	$705,695

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,284	$16,113
Accrued expenses and other current liabilities	30,831	26,496
Floor plan obligations	7,885	6,539
Operating lease liability - current	4,326	3,822
Income taxes payable	5,214	2,990
Current portion of long-term debt	1,666	22,143
Total current liabilities	66,206	78,103

Retirement benefits and deferred compensation	15,804	14,017
Deferred income taxes	26,681	47,211
Long-term debt, less current portion	236,676	222,081
Operating lease liablility - noncurrent	17,434	18,981
Other long-term liabilities	16,197	12,139

Total stockholders' equity	200,204	313,163
Total liabilities and stockholders' equity	$579,202	$705,695

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Douglas Dynamics, Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(unaudited)		(unaudited)
Net sales	$158,160	$160,298	$480,154	$571,710
Cost of sales	110,373	113,959	351,874	402,893
Gross profit	47,787	46,339	128,280	168,817

Selling, general, and administrative expense	17,182	18,608	64,617	71,288
Impairment charges	-	-	127,872	-
Intangibles amortization	2,717	2,739	10,931	10,956

Income (loss) from operations	27,888	24,992	(75,140)	86,573

Interest expense, net	(4,529)	(4,172)	(20,238)	(16,782)
Pension termination	-	(6,609)	-	(6,609)
Debt modification expense	(113)	-	(3,542)	-
Other inome (expense), net	124	(149)	91	(565)
Income (loss) before taxes	23,370	14,062	(98,829)	62,617

Income tax expense (benefit)	5,208	2,502	(12,276)	13,451

Net income (loss)	$18,162	$11,560	$(86,553)	$49,166

Weighted average number of common shares outstanding:
Basic	22,857,457	22,795,412	22,846,467	22,779,057
Diluted	22,880,841	22,831,077	22,846,467	22,813,711

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.78	$0.50	$(3.81)	$2.13
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.78	$0.50	$(3.81)	$2.11
Cash dividends declared and paid per share	$0.28	$0.27	$1.12	$1.09

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Month Period Ended
	December 31, 2020	December 31, 2019
	(unaudited)
Operating activities
Net income (loss)	$(86,553)	$49,166
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,737	19,212
Debt modification expense	267	-
Amortization of deferred financing costs and debt discount	1,364	1,214
Stock-based compensation	2,830	3,239
Adjustments on derivatives not designated as hedges	2,854	-
Provision for losses on accounts receivable	1,081	1,361
Deferred income taxes	(19,598)	(2,123)
Impairment charges	127,872	-
Earnout liability	(2,017)	(417)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,038	(7,747)
Inventories	(1,801)	4,054
Prepaid assets, refundable income taxes paid and other assets	(3,715)	(2,140)
Accounts payable	(21)	(2,562)
Accrued expenses and other current liabilities	6,577	6,491
Benefit obligations and other long-term liabilities	1,451	7,548
Net cash provided by operating activities	53,366	77,296

Investing activities
Capital expenditures	(14,490)	(11,533)
Net cash used in investing activities	(14,490)	(11,533)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(72)	(50)
Payments of financing costs	(1,133)	-
Borrowings on long-term debt	270,875	-
Dividends paid	(25,926)	(25,183)
Repayment of long-term debt	(277,255)	(32,685)
Net cash used in financing activities	(33,511)	(57,918)
Change in cash and cash equivalents	5,365	7,845
Cash and cash equivalents at beginning of year	35,665	27,820
Cash and cash equivalents at end of year	$41,030	$35,665

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$38,167	$44,929

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Douglas Dynamics, Inc.

Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2020	2019	2020	2019
Net income (loss)	$18,162	$11,560	$(86,553)	$49,166

Interest expense - net	4,529	4,172	20,238	16,782
Income tax expense (benefit)	5,208	2,502	(12,276)	13,451
Depreciation expense	2,316	2,138	8,806	8,256
Intangibles amortization	2,717	2,739	10,931	10,956
EBITDA	32,932	23,111	(58,854)	98,611

Stock-based compensation	62	178	2,830	3,239
Pension termination	-	6,609	-	6,609
Impairment charges	-	-	127,872	-
Debt modification expense	113	-	3,542	-
COVID-19 (1)	69	-	1,391	-
Purchase accounting (2)	-	(200)	(2,017)	(417)
Other charges (3)	27	212	128	63
Adjusted EBITDA	$33,203	$29,910	$74,892	$108,105

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)  Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the year ended December 31, 2020.  Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the year ended December 31, 2020. Reflects $217 reversal of earn-out compensation related to Henderson in the year ended December 31, 2019. Reflects $200 reversal of earn-out compensation related to Dejana for the quarter and year ended December 31, 2019.

(3)  Reflects unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Work Truck Attachments
Net Sales	$82,985	$79,937	$252,838	$293,630
Adjusted EBITDA	$24,005	$21,324	$62,532	$80,747
Adjusted EBITDA Margin	28.9%	26.7%	24.7%	27.5%

Work Truck Solutions
Net Sales	$75,175	$80,361	$227,316	$278,080
Adjusted EBITDA	$9,198	$8,586	$12,360	$27,358
Adjusted EBITDA Margin	12.2%	10.7%	5.4%	9.8%

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Douglas Dynamics – Fourth Quarter and Full Year 2020

Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended December 31,		Twelve month period ended December 31,
	2020	2019	2020	2019
Net income (loss)	$18,162	$11,560	$(86,553)	$49,166
Adjustments:
Stock based compensation	62	178	2,830	3,239
Pension termination	-	6,609	-	6,609
Impairment charges	-	-	127,872	-
Debt modification expense	113	-	3,542	-
COVID-19 (1)	69	-	1,391	-
Purchase accounting (2)	-	(200)	(2,017)	(417)
Adjustments on derivative not classified as hedge (3)	(279)	-	2,854	-
Other charges (4)	27	212	128	63
Tax effect on adjustments	2	(1,699)	(22,200)	(2,373)
Adjusted net income	$18,156	$16,660	$27,847	$56,287

Weighted average basic common shares outstanding	22,857,457	22,795,412	22,846,467	22,779,057
Weighted average common shares outstanding assuming dilution	22,880,841	22,831,077	22,872,032	22,813,711

Adjusted earnings per common share - dilutive	$0.78	$0.72	$1.18	$2.42

GAAP diluted earnings (loss) per share	$0.78	$0.50	$(3.81)	$2.11
Adjustments net of income taxes:

Stock based compensation	-	-	0.09	0.11
Pension termination	-	0.22	-	0.22
Impairment charges	-	-	4.72	-
Debt modification expense	-	-	0.10	-
COVID-19 (1)	-	-	0.05	-
Purchase accounting (2)	-	(0.01)	(0.07)	(0.02)
Adjustments on derivative not classified as hedge (3)	-	-	0.09	-
Other charges (4)	-	0.01	0.01	-

Adjusted diluted earnings per share	$0.78	$0.72	$1.18	$2.42

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2)  Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the year ended December 31, 2020.  Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the year ended December 31, 2020. Reflects $217 reversal of earn-out compensation related to Henderson in the year ended December 31, 2019. Reflects $200 reversal of earn-out compensation related to Dejana for the quarter and year ended December 31, 2019.

(3) - Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(4)  Reflects unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended December 31,		Twelve month period ended December 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$80,448	$98,465	$53,366	$77,296
Acquisition of property and equipment	(5,025)	(3,732)	(14,490)	(11,533)
Free cash flow	$75,423	$94,733	$38,876	$65,763